EX.4.2

AMENDMENT
TO THE $250,000 PROMISSORY NOTE DATED October 10, 2014

The parties agree that the $250,000 Promissory Note by and between AnythingIT, Inc. and Vista Capital Investments, LLC is hereby amended to replace Section 4 “SECTION 3(A)(9) or 3(A)(10) TRANSACTION” with the following:

(4)           3(A)(10) TRANSACTION.  So long as this Note is outstanding, the Company shall not enter into any transaction or arrangement structured in accordance with, based upon, or related or pursuant to, in whole or in part, Section 3(a)(10) of the Securities Act (a “3(a)(10) Transaction”). In the event that the Company does enter into, or makes any issuance of Common Stock related to a 3(a)(10) Transaction while this note is outstanding, a liquidated damages charge of 25% of the outstanding principal balance of this Note, but not less than $25,000, will be assessed and will become immediately due and payable to the Holder at its election in the form of cash payment or addition to the balance of this Note.

ALL OTHER TERMS AND CONDITIONS OF THE $250,000 PROMISSORY NOTE REMAIN IN FULL FORCE AND EFFECT.

Please indicate acceptance and approval of this amendment dated October 17, 2014 by signing below:

/s/ David Bernstein__________                                                                                                /s/ David Clark_____________
David Bernstein                                                                                                David Clark
AnythingIT, Inc.                                                                                                                             Vista Capital Investments, LLC
Chief Executive Officer                                                                                                                   Principal